Exhibit 10.15

OPTION AGREEMENT

THIS OPTION AGREEMENT (this “Agreement”) is executed this 28th day of November, 2005 by and between (i) 25 MASSACHUSETTS AVENUE PROPERTY LLC, a Delaware limited liability company (“Republic Square I Owner”), (ii) 660 NORTH CAPITOL STREET PROPERTY LLC, a Delaware limited liability company (“Republic Square II Owner”, and together with Republic Square I Owner, sometimes herein each referred to as a “Property Owner”), and (iii) REPUBLIC PROPERTY LIMITED PARTNERSHIP, a Delaware limited partnership (“RPLP”).

WHEREAS, Republic Square I Owner is the owner of certain real property in the District of Columbia that is more fully described in Exhibit A attached hereto on which an office building is presently being constructed, which property, together with the office building and other improvements ultimately constructed thereon, is herein referred to as the “Republic Square I Property”).

WHEREAS, Republic Square II Owner is the owner of certain real property in the District of Columbia that is more fully described in Exhibit B attached hereto on which Republic Square II Owner intends to construct an office building, which property, together with the office building and other improvements ultimately constructed thereon, is herein referred to as the “Republic Square II Property”) (each of the Republic Square I Property and the Republic Square II Property is herein sometimes referred to as a “Property” and, collectively, the “Properties”).

WHEREAS, RPLP and its general partner, Republic Property Trust, a Maryland real estate investment trust (“RPT”), are engaging in various related transactions pursuant to which, among other things, (i) RPLP will acquire interests in various entities that own real estate properties in which certain persons affiliated with RPT and the Property Owners have interests and (ii) RPT will effect an initial public offering (the “IPO”, and together with the related transactions, the “IPO Transactions”) of its common shares of beneficial interest (the “RPT Shares”) and contribute the proceeds therefrom to RPLP for units of partnership interest in RPLP.

WHEREAS, as part of the IPO Transactions,  each Property Owner desires to grant to RPLP an option to purchase the Property owned by such Property Owner and RPLP desires to obtain from each Property Owner an option to purchase the Property owned by such Property Owner, all in accordance with the terms and conditions hereinafter set forth:

NOW, THEREFORE, in consideration of the mutual promises herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is agreed as follows:

1.                                       Grant of Option by Property Owner  Each Property Owner hereby irrevocably grants to RPLP an exclusive option (the “Option”) to purchase the Property owned by such Property Owner at the Purchase Price (hereafter defined) and upon the terms and conditions herein set forth in this Agreement.

2.                                       Consideration for Grant of Option.  As consideration for the grant of each Option, RPLP shall pay to each Property Owner, upon execution of this Agreement, the sum of Five Thousand Dollars ($5,000) for each Property (being an aggregate consideration to both Property Owners of Ten Thousand Dollars ($10,000)).

3.                                       Term of Option.  The Option with respect to each Property shall be exercisable by RPLP delivering written notice to the Property Owner owning such Property at any time during the period (the “Initial Option Period”) commencing on the date on which a certificate of occupancy for the base building of such Property is issued by the applicable District of Columbia authorities and, with respect to the Republic Square I Property, expiring on the date that is sixty (60) days prior to the date of maturity (without acceleration but including extensions thereof) (the “Construction Loan Maturity Date”) of the construction loan or construction loans obtained by or on behalf of the Republic Square I Property Owner for such Property.   As of the date of this Agreement, the Construction Loan Maturity Date for the Republic Square I Property is August 1, 2007.  For the Republic Square II Property, the Initial Option Period shall expire at the later of sixty (60) days prior to the Construction Loan Maturity Date or thirty-six (36) months from the date construction begins for such Property.  In the event that RPLP does not exercise the Option with respect to any Property prior to the expiration of the Initial Option Period and either (i) such Property’s Property Owner has consummated a Refinancing (as hereafter defined) of the construction loan(s) for such Property prior to the date (the “Interim Period Expiration Date”) that is one hundred eighty (180) days after the expiration of the Initial Option Period,  or (ii) if such Refinancing has not been consummated prior to the Interim Period Expiration Date,  such Property Owner has not, prior to the Interim Period Expiration Date,  executed a Binding Contract (hereafter defined) for the sale of such Property to an unaffiliated third party, then the Option may be exercised by RPLP during the period (the “Second Option Period”) commencing on the earlier of (i) the date of consummation of the Refinancing of the construction loan(s) for such Property and (ii) the Interim Period Expiration Date and expiring on the date that is four (4) years after the date on which a certificate of occupancy for the base building of such Property is issued by the applicable District of Columbia authorities; provided, however, that (A) if such Property Owner has executed one or more Binding Contracts for the sale of such Property to an unaffiliated third party prior to the Interim Period Expiration Date and on the Interim Period Expiration Date all of such sale contracts have terminated without such Property having been conveyed to an unaffiliated third party, then the Option may be exercised by RPLP during the Second Option Period; (B) if such Property Owner has executed one or more Binding Contracts for the sale of such Property to an unaffiliated third party prior to the Interim Period Expiration Date and on the Interim Period Expiration Date all of such sale contracts have not terminated but prior to the expiration of three hundred sixty (360) days from the expiration of the Initial Option Period such Property has not been conveyed to an unaffiliated third party pursuant to a Binding Contract executed prior to the Interim Period Expiration Date, then the Option may be exercised by RPLP during the remainder of the Second Option Period, and (C) if on the Interim Period Expiration Date less than eighty five percent (85%) of the rentable area of such Property is not Rent Paying Space but thereafter at least eighty five percent (85%) of the rentable area of the Property becomes Rent Paying Space at a time when such Property Owner has not executed a Binding Contract for the sale of such Property to an unaffiliated third party that has not been terminated without such Property having been conveyed to an unaffiliated third party, then the

Option may be exercised by RPLP during such portion of the remainder of the Second Option Period during which such Property Owner has not executed a contract for the sale of such Property to an unaffiliated third party that has not been terminated without such Property having been conveyed to an unaffiliated third party.  For purposes hereof, a “Refinancing” of the construction loan(s) for such Property means the replacement of the construction loan(s) for such Property by new financing (whether or not with the same lender or lenders that provided the prior financing) that has a maturity date of at least five (5) years after the Construction Loan Maturity Date. Time is of the essence in exercising the Option and failure to exercise the Option during the Initial Option Period or (if the Second Option Period becomes applicable) during the Second Option Period shall result in the termination and lapse of the Option.  For purposes hereof, a “Binding Contract” shall mean a contract that is not terminable by the purchaser without the payment of liquidated damages other than (i) by reason of a default by the seller or the nonfulfillment of any closing conditions or the exercise of termination rights (such as in the case of casualty or condemnation) that are of a type that have been included in some, although not necessarily all or most, arms-length transactions or are appropriate in an arms length transaction by reason of factors related to the property or the property’s financing rather than to internal matters relating to the purchaser or (ii) by reason of a due diligence termination right for a period of not more than ninety (90) days (extendable for a period of not more than an additional sixty days).

4.                                       Purchase Price if Property Attains 85% Rent Paying Space.  In the event that as of the date of conveyance of a Property to RPLP at least eighty five percent (85%) of the rentable area of such Property is Rent Paying Space (hereafter defined), then the Purchase Price payable for such Property shall be the sum of the Initial Purchase Price (hereafter defined) and the Earn-Out Purchase Price (hereafter defined).  For all purposes of this Agreement, Rent Paying Space shall mean rentable space that has been leased, pursuant to a lease having a term of at least three (3) years that has been approved by such Property’s first mortgage lender, where the lease commencement date has occurred and the obligation to pay rent (excluding any rent abatement period) has commenced under the applicable lease.  For all purposes of this Agreement, the rentable area of such Property shall be determined in accordance with the Building Owners and Managers Association International Standard Method for Measuring Floor Area in Office Buildings, ANSI/BOMA Z65.1-1996  excluding any area of the garage not used for rentable office or retail space and any area of storage space not included within a tenant’s rentable office or retail space.

(a)                                  For purposes hereof, the “Initial Purchase Price” of a Property shall be the amount equal to, at RPLP’s option (exercisable as hereinafter provided),  either (1)  the Annualized Net Operating Income (hereafter defined) of such Property divided by the then prevailing market capitalization rate for such Property, determined as provided in paragraph (b) below (the “Market Capitalization Rate”), or  (2) the Annualized Net Operating Income divided by six and one half percent (6.5%).  For purposes hereof:

(i)                                     The “Applicable Percentage Rate” shall mean (1) the Market Capitalization Rate in the event that the Initial Purchase Price is determined pursuant to clause (1) of Section (4a) or (2) six and one half percent (6.5%) in the event that the Initial Purchase Price is determined pursuant to clause (2) of Section 4(a).

(ii)                                  The “Annualized Net Operating Income” of a Property shall mean the Net Operating Income (hereafter defined) of such Property projected from executed leases and garage income for the twelve (12) month period commencing on the first day of the month following the date of conveyance of such Property to RPLP, but treating any period of rent abatement as if such rent abatement did not exist and that the rent during each month of such rent abatement period equaled the rent for the first month during which full rent becomes payable; provided, however, that Annualized Net Operating Income shall not include Annualized Net Operating Income from Rent Paying Space constituting more than ninety five percent (95%) of the rentable area of such Property.

(iii)                               The “Net Operating Income” of a Property shall mean the excess of actual rents, parking garage income, storage space income and other operating revenues from such Property over the real estate taxes and operating expenses (excluding capital expenditures) for such Property.

(iv)                              In computing Annualized Net Operating Income, (A) projected income (other than garage income)  from space that is not Rent Paying Space as of the date of conveyance of such Property to RPLP shall not be included, (B) if the real estate taxes for the applicable twelve (12) month period do not reflect a tax assessment based upon improvements producing revenues based on the Rent Paying Leases then in effect, such real estate taxes shall be deemed equal to the real estate taxes that would be payable based upon a tax assessment that reflects the Rent Paying Leases then in effect, and (C) there shall be a deduction for property management fees equal to what the property management fees would be based upon the property management fee rate payable by such Property Owner prior to the date of conveyance of such Property to RPLP.

(v)                                 RPLP shall engage either its independent auditor or another accounting or valuation firm that is not then providing, and has not performed during the prior three years, services for the Property Owner whose Property is subject to the exercise of the Option, RPT or any of their respective affiliates (the “Third Party Reviewer”) to review the calculations of Annualized Net Operating Income and make its recommendations to RPLP and such Property Owner with respect thereto; provided, however, that this sentence shall not be construed to require such Property Owner or RPLP to accept the recommendations of the Third Party Reviewer and shall not result in any delay in the date required for Closing of the sale of such Property Owner’s Property or the date required for payment of the Initial Purchase Price or any installment of the Earn-Out Purchase Price.

(b)                                 The Market Capitalization Rate shall be determined pursuant to the following procedures:

(i)                                     At any time after the issuance of a certificate of occupancy for the base building of a Property and prior to exercise of the Option with respect to such Property, RPLP may send written notice (the “MCR Determination Notice”) to such Property’s Property Owner requesting a determination of the Market Capitalization Rate for such Property and delivering to such Property’s Property Owner an executed copy of an appraisal, dated no earlier than thirty (30) days prior to the date of such MCR Determination Notice, obtained by RPLP from a independent appraiser setting forth such appraiser’s determination of the Market Capitalization Rate for such Property (the “RPLP MCR Determination”).  Prior to the expiration of sixty (60) days from the date of receipt by such Property’s Property Owner of the MCR Determination Notice and RPLP MCR Determination, such Property Owner shall send written notice (the “Property Owner Reply Notice”) to RPLP whether such Property Owner accepts the RPLP MCR Determination as the Market Capitalization Rate or whether such Property Owner objects to such determination and in the event of such objection, such Property Owner shall include in the such Property Owner Reply Notice an executed copy of an appraisal, dated no earlier than thirty (30) days prior to the date of the MCR Determination Notice, obtained by such Property Owner from an independent appraiser setting forth such appraiser’s determination of the Market Capitalization Rate for the Property (the “Property Owner MCR Determination”).  In the event that prior to the expiration of the aforesaid sixty (60) day period, such Property Owner does not send a Property Owner Reply Notice to RPLP objecting to the RPLP MCR Determination and containing a Property Owner MCR Determination, the Market Capitalization Rate, and therefore the Applicable Percentage Rate, shall be deemed to be the RPLP MCR Determination.

(ii)                                  In the event that the Applicable Percentage Rate was not determined pursuant to clause (i) and the RPLP MCR Determination and Property Owner MCR Determination are within ten percent (10%) of the lower of such determinations, then the Market Capitalization Rate shall be the average of the RPLP MCR Determination and the Property Owner MCR Determination.  In the event that the Applicable Percentage Rate was not determined pursuant to clause (i) and the RPLP MCR Determination and the Property Owner MCR Determination are not within ten percent (10%) of the lower of such determinations, then prior to the expiration of thirty (30) days after RPLP’s receipt of the Property Owner Reply Notice and the Property Owner MCR Determination, RPLP shall send written notice (the “RPLP Second Notice”) to such Property Owner advising such Property Owner whether (1) RPLP accepts the Property Owner MCR Determination as the Market Capitalization Rate and the Applicable Percentage Rate (the “Property Owner MCR Acceptance Determination”), or (2) RPLP elects to determine that the Applicable Percentage Rate shall be six and one half percent (6.5%) (the “6.5% Acceptance Determination”) or (3) RPLP elects to determine that the Market Determination Rate and the Applicable Percentage Rate shall be determined by a third appraiser as hereinafter provided (the “Third Appraiser Approach Determination”).  In the event that RPLP does not deliver the RPLP Second Notice to such Property Owner prior to the expiration of such thirty (30) day period, or such RPLP Second Notice does not elect either the 6.5% Acceptance Determination or the Third Appraiser Approach Determination,  RPLP shall be deemed to have elected the Property Owner MCR Acceptance Determination.

(iii)                               In the event that pursuant to the RPLP Second Notice RPLP elects the Third Appraiser Approach Determination, then within thirty (30) days after delivery of the RPLP Second Notice, RPLP and such Property Owner shall jointly appoint a third appraiser or if they fail to agree upon the appointment of a third party, either party may send written notice to the first two appraisers requesting them to jointly appoint a third appraiser.  A copy of each of the RPLP MCR Determination and the Property Owner MCR Determination shall be delivered to the third appraiser. Within thirty (30) days of its appointment, the third appraiser shall deliver to RPLP and such Property Owner the third appraiser’s written determination of the Market Capitalization Rate (the “Third Appraiser MCR Determination”).  The Third Appraiser MCR Determination shall govern the Market Determination Rate and the Applicable Percentage Rate; provided, however that in the event that the Third Appraiser MCR Determination is lower than the lower determination of the first two appraisers, the lower determination of the first two appraisers shall govern the Market Determination Rate and the Applicable Percentage Rate and in the event that the Third Appraiser MCR Determination is higher than the higher determination of the first two appraisers, the higher determination of the first two appraisers shall govern the Market Determination Rate and the Applicable Percentage Rate.

(iv)                              All appraisers shall be MAI appraisers with at least ten (10) years experience appraising office building properties in the District of Columbia.  The fees and expenses of the appraiser appointed by each party shall be paid by the party appointing such appraiser.  The fees and expenses of the third appraiser shall be paid in equal shares by RPLP and such Property Owner.

(c)                                  For purposes hereof, the “Earn-Out Purchase Price” of a Property shall mean the amount determined by dividing (1) the Annualized Net Operating Income to be realized from space (“Earn-Out Space”) in such Property that was not Rent Paying Space on the date of conveyance of such Property to RPLP but which becomes Rent Paying Space prior to the expiration of the Lease-Up Date (hereafter defined) by (2) the Applicable Percentage Rate and then subtracting from such amount the leasing costs (leasing commissions and landlord contributions for tenant improvements) incurred by RPLP in leasing such space.  For purposes hereof, the “Lease-Up Date” for such Property shall be the date that is the earlier of (1) the date that ninety five percent (95%) of the rentable area of such Property has first become Rent Paying Space or (2) the expiration of two (2) years after the date of conveyance of such Property to RPLP.  The Annualized Net Operating Income for each Earn-Out Space shall be calculated, in accordance with Sections 4(a)(ii), (iii) and (iv) and reviewed in accordance with Section 4(a)(v), for the twelve (12) month period commencing on the first day of the month on or after which such Earn-Out Space becomes Rent Paying Space and shall equal the aggregate amount of rent and other revenue payable during such twelve (12) month period with respect to such Earn-Out Space (including, without limitation, parking revenues), but treating any period of rent abatement as if such rent abatement did not exist, reduced by the amount of incremental operating expenses (such as janitorial service) incurred by reason of the leasing of such Earn-Out Space that would not have been incurred if such Earn-Out Space did not become Rent Paying Space.

(d)                                 Notwithstanding the foregoing, in no event shall the Initial Purchase Price for any Property be less than the sum, as of the date of conveyance of such Property to RPLP, of (i) the unpaid indebtedness secured by a first mortgage or deed of trust on such Property, (ii) the unpaid indebtedness secured by a pledge of the ownership interests in the entity that, directly or indirectly through one or more intermediary entities, owns such Property, (iii) any third party obligations with respect to funds advanced with respect to such Property to the extent not included in the preceding clauses (i) and (ii) (the amounts referred to in the preceding clauses (i), (ii) and (iii) being herein collectively referred to as “Property Indebtedness”), and (iv) the amount of unpaid equity invested in such Property by parties other than Richard L. Kramer, Steven A. Grigg or Mark Keller or any of their affiliates, together with a return on such equity equal to the actual rate of return on such equity funds that such parties are entitled to receive under the applicable investment and ownership documents.

(e)                                  The Initial Purchase Price shall be paid by RPLP assuming, and agreeing to indemnify the Property Owner and its affiliates and guarantors from, such Property’s Property Indebtedness (or if and to the extent that such assumption of Property Indebtedness is not permitted by the applicable lender, by RPLP discharging such Property Indebtedness) and by paying the balance of such Initial Purchase Price to the selling Property Owner by delivering to the selling Property Owner units in RPLP in accordance with the provisions of Section 5;

(f)                                    The Earn-Out Purchase Price shall be paid by RPLP in quarterly installments, commencing as of the first day of each quarterly period commencing on or after the expiration of three (3) months from the date of conveyance of such Property to RPLP, based upon the amount of Earn-Out Space leased prior to the expiration of such quarterly period.  Installments of the Earn-Out Purchase Price shall be paid by RPLP by delivering to the selling Property Owner units in RPLP in accordance with the provisions of Section 5. RPLP shall provide to the selling Property Owner, within thirty (30) days after the close of each calendar month, information (including a copy of any executed leases and any applicable leasing brokerage commission agreement) as to the additional leases executed for which an Earn-Out Purchase Price will be payable and on a quarterly basis information and supporting documentation necessary to enable the selling Property Owner to determine and verify the calculation of the Earn-Out Purchase Price.

(g)                                 Examples illustrating the calculation of the Initial Purchase Price and the Earn-Out Purchase Price are attached hereto as Exhibit C.

5.                                       Purchase Price Consideration Payable in Units of RPLP.   At the Closing (as defined below) with respect to a Property, the Initial Purchase Price (net of any Property Indebtedness being assumed pursuant to Section 4(e) above) shall be payable by RPLP in units of limited partnership interest in RPLP (“Units”).  Each installment of an Earn-Out Purchase Price payable with respect to any quarter annual period shall be payable by RPLP in Units. The value of Units payable at the Closing or with respect to any installment of an Earn-Out Purchase Price shall be their “Market Value” as defined in this Section 5, and the number of Units shall be rounded to the nearest whole number of Units to avoid the issuance of fractional Units.  The term “Market Value” for purposes of this Section 5 shall mean the average closing price of the RPT Shares for the ten (10) consecutive trading days immediately preceding, but not including, (i) in the case of the Initial Purchase Price, the date of Closing, or (ii) in the case of any installment of the Earn-Out Purchase Price, the date as of which such quarterly installment of the Earn-Out Purchase Price is due and payable.  For purposes of determining Market Value, one Unit shall equal one RPT Share, subject to any adjustments required under the Amended and Restated Agreement of Limited Partnership of Republic Property Limited Partnership, as may be amended and/or restated from time to time, or to reflect stock splits, reclassifications, dividends in-kind and the like.

6.                                       Purchase Price if Property Does Not Attain 85% Rent Paying Space.        In the event that as of the date of conveyance of a Property to RPLP at least eighty five percent (85%)

of the rentable area of such Property is not Rent Paying Space, then the purchase price payable for such Property shall be such amount as is mutually determined by the selling Property Owner and by RPLP in the sole discretion of each of them.

7.                                       Approval of Independent Members of Republic Property Trust Board of Trustees.  The exercise of the option to purchase any Property shall be subject to obtaining the approval of a majority of the independent members of the Board of Trustees of RPT (the “RPT Board”).  Prior to or concurrently with the exercise of the option to purchase the Property, RPLP shall deliver to the selling Property Owner evidence of compliance with the provisions of this Section 7.

8.                                       Additional Agreements and Covenants.

(a)                                  Sale of Property to Third Party.   From the date hereof and continuing until the expiration of the term of the Option as described in Section 3,  each Property Owner shall not  consummate the closing of any sale, conveyance or transfer of all or any portion of such Property Owner’s Property (other than the sale of such Property pursuant to RPLP’s exercise of the Option or in accordance with the terms hereof) without the prior written consent of RPLP, unless the transferee is an entity in which  Richard L. Kramer, Steven A. Grigg and/or Mark Keller have an ownership and management interest and such transferee agrees to assume all of such Property Owner’s obligations hereunder.

(b)                                 Consent to Alternative Transaction.  The parties understand that a party may desire to effectuate a transfer of the such Property Owner’s Property other than through the direct acquisition of such Property as contemplated hereby, and that such party may determine that it is more desirable or appropriate to accomplish the transfer of such Property through one or more alternative transactions, including, without limitation, the acquisition of 100% of a Property Owner’s interest (“Property Owner’s Interests”) in an entity created or existing for the purpose of holding the right, title and interest in such Property (a “Property Owner Interest Acquisition”).   The parties agree to cooperate with one another to effect and carry out any and all transactions necessary to effectuate a Property Owner Interest Acquisition or any other alternative transaction pursuant to this Section 8(b); provided that such Property Owner receives, in the aggregate, the Purchase Price which such Property Owner would have been entitled under Section 4 upon the sale of such Property pursuant to this Agreement and RPLP receives a 100% direct or indirect interest in such Property.

(c)                                  Further Assurance.  Each party shall execute and deliver to the other party all such other and further instruments and documents and take or cause to be taken all such other and further actions as any of them may reasonably request in order to effect the transactions contemplated by this Agreement, including, without limitation, instruments or documents reasonably deemed necessary or desirable by RPLP to effect and evidence the acquisition of such Property Owner’s Property in accordance with the terms of this Agreement.

(d)                                 Inspection.  During the term of this Agreement, Property Owner shall permit RPLP and its agents to enter upon Property Owner’s Property after issuance of a certificate of occupancy for the base building for such Property, subject to the rights of any tenants and in a manner that will not interfere with any contractors performing work at such Property, at reasonable times and after reasonable advance notice to such Property Owner to make such surveys, inspections and tests as may reasonably be necessary in connection with its examination of such Property, provided that (i) no drilling or other invasive inspections or tests may be made without Property Owner’s consent, which may be withheld in Property Owner’s sole discretion, and (ii) Property Owner may require that a representative of such Property Owner or its management company accompany RPLP and its agents conducting any such inspection.  RPLP hereby agrees to repair any damage it or its agents may cause to the applicable Property as a result of any such inspections or tests or any other related damage caused by RPLP or its agents, and further shall indemnify, defend and hold such Property Owner and such Property Owner’s managers harmless from and against any and all claims, losses, damages and expenses, including, without limitation, reasonable attorneys’ fees, suffered by such Property Owner and such Property Owner’s managers as a direct result of the entry by RPLP or its agents upon, or acts upon, such Property Owner’s Property in connection with any such inspections or tests or any other related damage caused by RPLP or its agents.  In addition, each Property Owner shall permit RPLP and its agents to review all books, records and other documentation relating to the Property owned by such Property Owner which are in such Property Owner’s possession and control and are reasonably requested by RPLP.

(e)  Each Property Owner will advise RPLP of the material terms of any financing relating to such Property Owner’s Property and material changes thereto at least fifteen (15) days before such financing is effectuated or such changes occur, as the case may be.

9.                                       Representations, Warranties and Covenants.  As a material inducement to RPLP to enter into this Agreement, each Property Owner hereby makes to RPLP, severally and not jointly, each of the representations and warranties set forth in this Section 9, which representations and warranties are true and correct as of the date hereof, and hereby covenants as follows:

(a)                                  Organization; Authority; Noncontravention.  Property Owner is duly formed, validly existing and in good standing (to the extent applicable) under the laws of its jurisdiction of formation.  Property Owner has full right, authority, power and capacity: (i) to enter into this Agreement and each agreement, document and instrument to be executed and delivered by or on behalf of Property Owner pursuant to this Agreement, and (ii) to carry out the transactions contemplated hereby and thereby.  This Agreement and each agreement, document and instrument executed and delivered by or on behalf of Property Owner pursuant to this Agreement constitutes, or when executed and delivered will constitute, the legal, valid and binding obligation of Property Owner, each enforceable in accordance with its respective terms.    Nether the entry into not the performance of, or compliance with, this Agreement by Property Owner has resulted, or will result, in any violation of, or default under, or result in the acceleration of, any obligation under its charter or any material mortgage, indenture, lien, agreement, note, contract, permit, judgment, decree, order, restrictive covenant, statute, rule or regulation applicable to Property Owner.

(b)                                 Status as a United States Person.  Property Owner is not a foreign person within the meaning of Section 1445 of the Internal Revenue Code (“Section 1445”).  Property Owner’s U.S. taxpayer identification number that has previously been provided to RPLP is correct.  Property Owner’s current office address is the address that has previously been provided to

RPLP.  Upon request by RPLP, Property Owner shall complete and provide to RPLP a certificate of non-foreign status substantially in the form provided in Section 1.1445-5(b)(3)(ii)(D) of the Treasury regulations.

(c)                                  No Brokers.  Property Owner has not entered into, and covenants that it will not enter into, any agreement, arrangement or understanding with any person or firm which will result in the obligation of RPLP to pay any finder’s fee, brokerage commission or similar payment in connection with the transactions contemplated hereby.

(d)                                 Securities Law Matters; Transfer Restrictions.

(i)                                     Property Owner acknowledges that RPLP intends the offer and issuance of any Units pursuant to this Agreement to be exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”) and applicable state securities laws by virtue of (1) the status of Property Owner as an “accredited investor” within the meaning of the federal securities laws, and (2) Regulation D promulgated under Section 4(2) of the Securities Act (“Regulation D”), and that RPLP will rely in part upon the representations and warranties made by the Property Owners in this Agreement in making the determination that the offer and issuance of the Units qualify for exemption under Rule 506 of Regulation D as an offer and sale only to “accredited investors.”

(ii)                                  Property Owner is an “accredited investor” within the meaning of the federal securities laws.

(iii)                               Property Owner will acquire the Units for its own account and not with a view to, or for sale in connection with, any “distribution” thereof within the meaning of the Securities Act.  Property Owner does not intend or anticipate that Property Owner will rely on this investment as a principal source of income.

(iv)                              Property Owner has sufficient knowledge and experience in financial, tax and business matters to enable it to evaluate the merits and risks of investment in the Units.  Property Owner has the ability to bear the economic risk of acquiring the Units. Property Owner acknowledges that (1) the transactions contemplated by this Agreement involve complex tax consequences for Property Owner, and Property Owner is relying solely on the advice of Property Owner’s own tax advisors in evaluating such consequences, (2) RPLP has not made (nor shall it be deemed to have made) any representations or warranties as to the tax consequences of such transaction to Property Owner, and (3) references in this Agreement to the intended tax effect of the transactions contemplated hereby shall not be deemed to imply any representation by RPLP as to a particular tax effect that may be obtained by Property Owner.  Each Property Owner remains solely responsible for all tax matters relating to Property Owner.

(vi)                              Property Owner has been supplied with, or had access to, information to which a reasonable investor would attach significance in making an investment decision to acquire the Units and any other information Property Owner has requested.  Property Owner has had an opportunity to ask questions of, and receive information and answers from, RPLP and is affiliates concerning RPLP, its affiliates, the Units, the IPO of Republic and the IPO Transactions and the RPT Shares into which the Units may be redeemed, and to assess and evaluate any information supplied to Property Owner by RPLP or its affiliates, and all such questions have been answered, and all such information has been provided to the full satisfaction of Property Owner.

(vii)                           Property Owner acknowledges that it is aware that there are substantial restrictions on the transferability of the Units and that the Units will not be registered under the Securities Act or any state securities laws, and the Property Owner has no right to require that they be so registered.  Property Owner agrees that any Units it acquires will not be sold in the absence of registration unless such sale is exempt from registration under the Securities Act and applicable state securities laws.

(viii)                        Property Owner understands that no federal agency (including the Securities and Exchange Commission) or state agency has made or will make any finding or determination as to the fairness of an investment in the Units.

(ix)                                Property Owner understands that there is no established public, private or other market for the Units acquired by Property Owner hereunder and it is not anticipated that there will be any public, private or other market for such Units in the foreseeable future.

(x)                                   Property Owner understands that Rule 144 promulgated under the Securities Act is not currently available with respect to the sale of Units.

10.                                 Change of Control of RPT.  Upon the occurrence of any Change of Control (hereafter defined) of RPT, each Option granted by a Property Owner shall, if not previously exercised by RPLP, be terminable by such Property Owner by delivering written notice of termination to RPLP at any time prior to, or within thirty (30) days after, the exercise of such option by RPLP.  For purposes hereof, a “Change of Control” of RPT shall mean:

(a)                                  Any “Person” (having the meaning ascribed to such term in Section 3(a)(9) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and used in Sections 13(d) and 14(d) thereof, including a “group” within the meaning of Section 13(d)(3)) has or acquires beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of fifty percent (50%) percent or more of the combined voting power of  RPT’s then outstanding voting securities entitled to vote generally in the election of trustees (“Voting Securities”); provided, however, that in determining whether a Change in Control has occurred, Voting Securities which are held or acquired by the following: (i) RPT, Richard L. Kramer (“Kramer”), Steven A. Grigg (“Grigg”) or Mark Keller or any of their Affiliates (as defined below) or (ii) an employee benefit plan (or a trust forming a part thereof) maintained by RPT or any of its Affiliates (the persons or entities described in (i) and (ii) shall collectively be referred to as the “Excluded Group”), shall not constitute a Change in Control.

(b)                                 Kramer or Grigg ceases to be a member of the RPT Board for any reason other than (1) death or voluntary resignation by Kramer or Grigg, as the case may be, (2) removal of Kramer or Grigg for cause in accordance with RPT’s charter, or (3) resignation following a termination by RPT of the employment of Kramer or Grigg, as the case may be, for “Cause” pursuant to any Employment Agreement executed by Kramer or Grigg, as the case may be.

(c)                                  The individuals who are members of the RPT Board as of date of the IPO of the RPT Shares (the “Incumbent Board”) cease for any reason to constitute more than fifty (50%) percent of the RPT Board; provided, however, that any individual who becomes a member of the RPT Board subsequent to the IPO, whose election, or nomination for election by RPT’s shareholders, was approved by a vote of at least two-thirds of those individuals who are members of the RPT Board and who were also members of the Incumbent Board (or deemed to be such pursuant to this provision) shall be considered as though such individual were a member of the Incumbent Board; and provided further, however, that any such individual whose initial assumption of office occurs as a result of or in connection with an actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the RPT Board shall not be considered a member of the Incumbent Board.

(d)                                 A consummation of a merger, consolidation or reorganization or similar event involving RPT, whether in a single transaction or in a series of transactions (“Business Combination”), unless, following such Business Combination:

(i)                                     the Persons with Beneficial Ownership of RPT, immediately before such Business Combination, have Beneficial Ownership of more than fifty (50%) percent of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the corporation (or in the election of a comparable governing body of any other type of entity) resulting from such Business Combination (including, without limitation, an entity which as a result of such transaction owns RPT or all or substantially all of RPT’s assets either directly or through one or more subsidiaries) (the “Surviving Company);

(ii)                                  the individuals who were members of the Incumbent Board immediately prior to the execution of the initial agreement providing for such Business Combination constitute more than fifty (50%) percent of the members of the board of directors (or comparable governing body of a noncorporate entity) of the Surviving Company; and

(iii)                               no Person (other than a member of the Excluded Group or any Person who immediately prior to such Business Combination had Beneficial Ownership of thirty percent (30%) or more of the then Voting Securities) has Beneficial Ownership of fifty percent (50%) percent or more of the then combined voting power of the Surviving Company’s then outstanding voting securities;

(e)                                  The assignment, sale, conveyance, transfer, lease or other disposition of all or substantially all of the assets of RPT to any Person (other than RPT or any of its Affiliates, or one or more members of the Excluded Group and their respective Affiliates) unless, immediately following such disposition, the conditions set forth in paragraph (d)(i), (ii) and (iii) above will be satisfied with respect to the entity which acquires such assets.  For purposes of this Agreement, “Affiliate” shall mean any entity that is directly or indirectly controlled by, in control of or under common control with RPT or one or more members of the Excluded Group; or

(f)                                    The occurrence of a liquidation or dissolution of RPT not in connection with any transaction described in paragraphs (d) and (e) above.

Notwithstanding the provisions of this Section 10, neither the IPO or the IPO Transactions shall be considered a Change in Control.

11.                                 Information to be Provided by Property Owners.  Each Property Owner shall deliver to RPLP with respect to the Property owned by such Property Owner the following information:

(a)                                  A copy of the certificate of occupancy for the base building of such Property issued by the applicable District of Columbia authorities, within thirty (30) days after the delivery thereof to such Property Owner.

(b)                                 Notice of any change in the Construction Loan Maturity Date for Republic Square I within ten (10) days after the occurrence of any such change.

(c)                                  Notice of the Construction Loan Maturity Date for the Republic Square II Property and any change in the Construction Loan Maturity Date for such Property, within ten (10) days after the determination of such Construction Loan Maturity Date or change thereto.

(d)                                 A monthly leasing report and the Property Owner’s computation of the Property’s Annualized Net Operating Income based upon executed leases, within thirty (30) days after the expiration of each calendar month commencing after the date of issuance by the applicable District of Columbia authorities of the certificate of occupancy for the base building of such Property.

(e) Such other information relating to the Property as RPLP may reasonably request from time to time, within thirty (30) days after each such request.

12.                                 Taxes.  If the Option is exercised with respect to any Property and the Closing of the purchase of such Property is consummated, then the following shall apply with respect to such Property:

(a)                                  Acquisition is Treated as Contribution.  The transfer, assignment and exchange contemplated by this Agreement shall constitute a “Capital Contribution” to RPLP pursuant to Article IV of the Amended and Restated Agreement of Limited Partnership of Republic Property Limited Partnership, as may be amended and/or restated from time to time (the “Partnership Agreement”), and is intended to be governed by Section 721(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and Property Owner and RPLP shall report this transaction consistent with such treatment.

(b)                                 Cooperation and Tax Disputes.  Property Owner, on the one hand, and RPLP, on the other hand, shall provide each other with such cooperation and information relating to such Property Owner’s Property as the parties reasonably may request in (i) filing any tax return, amended tax return or claim for tax refund, (ii) determining any liability for taxes or a right to a tax refund, or (iii) conducting or defending any proceeding in respect of taxes.  RPLP shall promptly notify Property Owner in writing upon receipt by RPLP or any of its affiliates of notice of (i) any pending or threatened tax audits or assessments with respect to Property Owner’s Property, and (ii) any pending or threatened federal, state, local or foreign tax audits or assessments of RPLP or any of its affiliates, in each case which may affect the liabilities for taxes of Property Owner with respect to any tax period ending on or before the Closing.  Property Owner shall promptly notify RPLP in writing upon receipt by Property Owner of notice of any pending or threatened federal, state, local or foreign tax audits or assessments relating to the income, properties or operations of the Property Owner.  RPLP, on the one hand, and Property Owner, on the other hand, may participate at its own expense in the prosecution of any claim or audit with respect to taxes attributable to any taxable period ending on or before the Closing, provided, that Property Owner shall have the right to control the conduct of any such audit or proceeding or portion thereof for which Property Owner has acknowledged liability for the payment of any additional tax liability, and RPLP shall have the right to control any other audits and proceedings.  Notwithstanding the foregoing, neither RPLP, on the one hand, nor Property Owner, on the other hand, may settle or otherwise resolve any such claim, suit or proceeding which could have an adverse tax effect on the other party or its direct or indirect owners without the written consent of the other party, such written consent not to be unreasonably withheld or delayed.  RPLP and Property Owner shall retain all tax returns, schedules and work papers, and all material records and other documents relating thereto, until the expiration of the statute of limitations (and, to the extent notified by any party, any extensions thereof) of the taxable years to which such tax returns and other documents relate and until the final determination of any tax in respect of such years.

(c)                                  Tax Allocations.  With respect to a Property that is directly or indirectly contributed to RPLP as provided in Section 12(a) above, RPLP shall use the “traditional method”, as described in Treasury Regulation Section 1.704-3(b), to make allocations of taxable income and loss among the partners of RPLP with a provision for a “curative” allocation of gain to the Property Owner of such Property (or their successors in interest) upon a taxable disposition of a Property in an amount sufficient to eliminate any remaining disparities between the book items and tax items of any other partners of RPLP with respect to such Property attributable to the application of the “ceiling rule” under the “traditional method.”

(d)                                 Survivability.  The provisions of this Section 12 applicable to each Property that is conveyed pursuant to this Agreement shall survive the Closing of the acquisition of such Property for such period of time that RPLP and the Property Owner of such Property are required to maintain their respective tax returns,  records and other documents with respect to such Property pursuant to the last sentence of Section 12(b).

(e)                                  Withholding.  Property Owner shall execute, upon the conveyance of such Property Owner’s Property, such certificates or affidavits reasonably necessary to document the inapplicability of any federal or state tax withholding provisions, including, without limitation, those referred to in Section 9(b) hereof.  If Property Owner fails to provide such certificates or affidavits, RPLP may withhold a portion of the Initial Purchase Price as required by the Code or applicable state law.

13.                                 Confidentiality of Information Provided by Property Owners.  All information provided by each Property Owner to RPLP with respect to the Property owned by such Property Owner shall be deemed proprietary, privileged and confidential and shall not be disclosed by RPLP to any other person or entity except to RPT and to each of RPT’s and RPLP’s trustees, employees, attorneys, accountants, consultants and other representatives and to any prospective investor or lender that may provide funds for the acquisition of such Property and who shall in each case  maintain the confidentiality of such information. Notwithstanding the foregoing, Purchaser shall not be deemed to have violated the provisions of this Section 13 with respect to any information that is in the public domain or if RPLP or any permitted recipient thereof is required to disclose such information pursuant to a judicial order served upon such party by a court of competent jurisdiction or to the extent that such disclosure is required by applicable securities laws.  In the event that RPLP purchases any Property from a Property Owner the provisions of this Section 13 shall terminate with respect to such Property upon the conveyance of such Property to RPLP.

14.                                 Sale Terms and Conditions.  In the event that RPLP exercises any Option to purchase a Property, the following provisions shall apply to the purchase of such Property:

(a)                                  Closing of the purchase of the sale and purchase of the Property (the “Closing”) shall occur upon the expiration of thirty (30) days after the date of exercise of such Option.  Time shall be of the essence of the obligations of the parties to consummate the Closing.

(b)                                 At the Closing, the selling Property Owner (the “Seller”) shall deliver to RPLP or any RPLP Permitted Designee (hereafter defined) (“Purchaser”) the following documents, duly executed (and if required, acknowledged) by Seller:

(i)                                     A special warranty deed conveying all of Seller’s right, title and interest in the Property to Purchaser;

(ii)                                  A bill of sale transferring to Purchaser all of Seller’s right, title and interest in any personal property owned by Seller and used in connection with the ownership or operation of the Property;

(iii)                               An affidavit (in the form required by the Internal Revenue Code and the regulations thereunder) that the Seller is not a “foreign person” within the meaning of the withholding provisions of the Internal Revenue Code and the regulations issued thereunder; and

(iv)                              An assignment of all of Seller’s right, title and interest (to the extent assignable) in and to any plans, specifications, permits, licenses and governmental approvals relating to the Property.

(c)                                  At the Closing, Seller and Purchaser shall execute an Assignment and Assumption of Leases and Contract pursuant to which (i) Seller assigns and transfers to Purchaser all of Seller’s right, title and interest in and to all leases and contracts relating to the Property, including all tenant security deposits thereunder held by Seller, and (ii) Purchaser shall assume, and indemnify Seller from, all obligations arising under such leases and contracts on and after the date of Closing, it being agreed that all property management agreements relating to the Property shall be terminated as of the date of Closing without penalty or cost to Purchaser.

(d)                                 At or prior to the Closing, the Seller shall deliver to Purchaser and the title insurance company (the “Title Insurer”) that has issued to Purchaser a title commitment with respect to Purchaser’s purchase of the Property such documentation that Purchaser and the Title

Insurer may reasonably request to establish that Seller is a legal entity in good standing in the state of its organization and in the District of Columbia and that the individual executing all of the closing documents on behalf of Seller has been duly authorized to do so by Seller.

(e)                                  After the exercise of the Option by RPLP, the Seller shall not execute any document that would affect title to the Property other than (i) any modification, extension or increase in any financing related to the Property, (ii) any leases relating to the Property, and (iii) any contracts relating to the Property that are terminable on not more than sixty (60) days notice without penalty or cost to Purchaser.

(f)                                    Rents (including reimbursements for taxes and operating expenses or increases thereof) paid or payable by tenants of the Property, real estate taxes, and other items of income and expense shall be adjusted between Seller and Purchaser as of the date of Closing.  Cash security deposits of tenants under the leases held by Seller shall be delivered by Seller to Purchaser (or credited against the Purchase Price) and non-cash security deposits of tenants held by Seller (such as letters of credit) shall be delivered and transferred to Purchaser. At the Closing, Seller and Purchaser shall execute and deliver to each other and to the Title Insurer a closing statement setting forth the Purchase Price and the adjustments and credits provided for in this Agreement.

(g)                                 RPLP shall not have the right to assign any Option but RPLP shall have the right to designate any entity that controls, is controlled by or is under common control with RPLP (an “RPLP Permitted Designee”) as the entity that will acquire title to the Property as the Purchaser, but no such designation shall relieve RPLP of any of its obligations under this Agreement.

(h)                                 The Closing shall be consummated through an escrow closing conducted by the Title Insurer with all documents and funds delivered to the Title Insurer.  Seller and Purchaser shall execute, acknowledge and deliver to the Title Insurer the District of Columbia deed recordation tax and transfer tax return required to be executed in respect of the transaction.

(i)                                     The District of Columbia transfer and recordation taxes and fees in respect of the deed of conveyance shall be paid by Purchaser.  The premium for any title insurance requested by Purchaser and any title examination and settlement fees (if any) required to be paid to the Title Insurer shall be paid by Purchaser. Each party shall pay the legal fees and expenses of the attorneys engaged by such party in respect of the transaction.

(j)                                     At or prior to the Closing, Seller and Purchaser shall execute a tax protection agreement on substantially the terms set forth in the Form of Tax Protection Agreement attached hereto as Exhibit D.

(k)                                  In the event that Seller or Purchaser fail to perform any of their obligations with respect to the purchase of the Property after the Option to purchase such Property has been exercised by RPLP, the non-defaulting party shall be entitled to exercise all remedies available to the non-defaulting party under applicable law, including the remedy of specific performance.

15.                                 Miscellaneous.

(a)                                  Nothing contained in this Agreement shall be construed to obligate any Property Owner to commence or complete, as applicable, the construction of any office building or other improvements on the Property owned by such Property Owner.

(b)                                 The provisions of this Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their successors and assigns; provided, however, that without the consent of each Property Owner affected by any assignment, this Agreement shall not be assignable by RPLP except as otherwise provided in Section 14(g).

(c)                                  In the event that any lender providing financing to any Property Owner or to any entity that owns, directly or indirectly through intermediary entities, any Property Owner requires as a condition of providing such financing that the Option with respect to such Property be subordinated to the financing provided by such lender, RPLP agree to execute and deliver to such lender such documents as may be required by such lender to effectuate such subordination.

(d)                                 This Agreement and the Exhibits attached hereto constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings among the parties with respect thereto.  No addition to or modification of this Agreement by RPLP or any Property Owner shall be binding upon RPLP or  Property Owner unless made in writing and signed by RPLP and such Property Owner.

(e)                                  This Agreement shall be governed by and construed in accordance with the laws of the District of Columbia.

(f)                                    This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.  Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all of the parties hereto.

(g)                                 Headings of the Articles and Sections of this Agreement are for the convenience of the parties only, and shall be given no substantive or interpretive effect whatsoever.

(h)                                 All Exhibits attached hereto and referred to herein are hereby incorporated herein and made a part hereof for all purposes as if fully set forth herein.

(i)                                     Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction.  If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

(j)                                     RPLP represents and warrants to each Property Owner that RPLP has not entered into, and covenants that it will not enter into, any agreement, arrangement or understanding with any person or firm which will result in the obligation of each Property Owner to pay any finder’s fee, brokerage commission or similar payment in connection with the transactions contemplated hereby.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have executed this Option Agreement as of the day and year first above written.

25 MASSACHUSETTS AVENUE PROPERTY LLC

By:	/s/ Steven A. Grigg
Name:	Steven A. Grigg
Title:	President

660 NORTH CAPITOL STREET PROPERTY LLC

By:	/s/ Steven A. Grigg
Name:	Steven A. Grigg
Title:	President

REPUBLIC PROPERTY LIMITED PARTNERSHIP

By: Republic Property Trust, its General Partner

By:	/s/ Mark R. Keller
Name:	Mark R. Keller
Title:	Chief Executive Officer

EXHIBIT A

LEGAL DESCRIPTION OF REPUBLIC SQUARE I PROPERTY

All of Lot 61 in Square numbered 625, District of Columbia, as per subdivision recorded in the Office of the Surveyor for the District of Columbia in Plat Book 198 at Page 84; being more particularly described as follows:

Beginning for the same at a point on the west line of North Capitol Street, said point being the northeast corner of Lot 60 in Square 625; thence leaving said North Capitol Street and running with the north line of said Lot 60.

1.                                       Due West 141.98 feet (per Record) to the northwest corner of said Lot 60; thence running with the west line of said lot,

2.                                       South 27° 32’ 53” West, 111.50 feet (per Record) to the northeast line of Massachusetts Avenue, N.W.; thence running with said northeast line,

3.                                       North 62° 30’ 25”West, 316.83 (per Record) feet to the southeast corner of Lot 806 in Square 625; thence running with the east lines of said Lot 806 and on the west lines of aforesaid Lot 61,

4.                                       North 27° 29’ 35” East, 75.31 feet (per Record); and thence,

5.                                       Due North, 45.29 feet (per Record) to the south line of G Street, N.W.; thence running with said south line of G Street,

6.                                       Due East, 217.33 feet (per Record) to a point; thence leaving said G Street and running with the lines of division between Lots 61 and 62 in Square 625,

7.                                       Due South 99.77 feet (per Record); thence,

8.                                       South 62° 27’ 50”East, 85.94 feet (per Record); and thence,

9.                                       Due East, 146.30 feet (per Record) to the west line of North Capitol Street; thence running with said west line,

10.                                 Due South, 20.0 feet (per Record) to the point of beginning, containing 53,217 square feet (per Record) or 1.2217 acres of land, more or less.

NOTE:  At the date hereof, the above described property is designated among the records of the Assessor of the District of Columbia, for assessment and taxation purposes, as Lot 61 in Square 625.

EXHIBIT B

LEGAL DESCRIPTION OF REPUBLIC SQUARE II PROPERTY

All of Lot 62 in Square numbered 625, District of Columbia, as per subdivision recorded in the Office of the Surveyor for the District of Columbia in Plat Book 198 at Page 84; being more particularly described as follows:

Beginning for the same at the northeast corner of Square 625, being also the northeast corner of aforesaid Lot 62, and lying at the intersection of the south line of G Street and the west line of North Capitol Street; thence running with said west line of North Capitol Street.

1.                                       Due South, 139.50 feet (per Record); thence leaving said street and running with the lines of division between Lots 61 and 62 in Square 625.

2.                                       Due West, 146.30 feet (per Record); thence,

3.                                       North 62° 27’ 50” West, 85.94 feet (per Record); and thence

4.                                       Due North, 99.77 feet (per Record) to the south line of G Street, N.W.; thence running with said south line of G Street;

5.                                       Due East, 222.50 feet (per Record) to the point of beginning, containing 29.525 square feet (per Record) of 0.6778 of an acre of land, more or less.

NOTE:  At the date hereof, the above described property is designated among the records of the Assessor of the District of Columbia, for assessment and taxation purposes, as Lot 62 in Square 625.

EXHIBIT C

EXAMPLES ILLUSTRATING CALCULATION OF INITIAL PURCHASE PRICE AND EARN-OUT PURCHASE PRICE

Assumptions Applicable to All Examples:  The Property Indebtedness to be assumed  is $152,000,000 and the Market Value of the Units is $20.

Example One:  Assume that on the date of conveyance of the Property to RPLP the Annualized Net Operating Income from Rent Paying Space equal to 95% of the rentable area of the Property is $15,390,000, and that the Market Capitalization Rate is 6.5%.  The Initial Purchase Price would be $ 236,769,231 and the number of Units issued would be  $4,238,462.  There would be no Earn-Out Purchase Price since the Lease-Up Date has occurred.

Example Two  Assume that on the date of conveyance of the Property to RPLP the Annualized Net Operating Income from Rent Paying Space equal to 95% of the rentable area of the Property is $15,390,000,  and that the Market Capitalization Rate is 7%.  The Initial Purchase Price would be $219,857,143 and the number of Units issued would be 3,392,857. There would be no Earn-Out Purchase Price since the Lease-Up Date has occurred.

Example Three. Assume that on the date of conveyance of the Property to RPLP the Annualized Net Operating Income from Rent Paying Space equal to 85% of the rentable area of the Property is $13,770,000, and that the Market Capitalization Rate is 6.5%. The Initial Purchase Price would be $211,846,154 and the number of units issued with respect to the Initial Purchase Price would be $2,992,308.   Assume that prior to the Lease-Up Date an additional 10% of the rentable area of the property has become Rent Paying Space producing additional Annualized Net Operating Income of $1,620,000; and that the amount of additional leasing costs incurred by reason of leasing such additional Rent Paying Space is $5,000,000.  The Earn-Out Purchase Price would be $19,923,077 and the number of Units issued with respect to the Earn-Out Purchase Price would be 996,154.

EXHIBIT D

FORM OF TAX PROTECTION AGREEMENT

THIS FORM OF TAX PROTECTION AGREEMENT (this “Agreement”) is dated as of                           , 20[    ], by and between REPUBLIC PROPERTY LIMITED PARTNERSHIP, a Delaware limited partnership (the “Partnership”), and [25 MASSACHUSETTS AVENUE PROPERTY LLC] [660 NORTH CAPITOL STREET PROPERTY LLC], a Delaware limited liability company, a Delaware limited liability company (the “LLC”).  All capitalized terms used herein without definition shall have the meanings ascribed to them in the Option Agreement, dated as of                             , 20[    ], by and between the Partnership and the Contributor (the “Option Agreement”).  Covenants made herein by the Partnership shall be deemed to be made by all of its Subsidiaries (as defined herein), as well.

WITNESSETH:

WHEREAS, pursuant to the Option Agreement, the Partnership has agreed to enter into this Agreement if the Option is exercised as an inducement for the LLC to enter into the Option Agreement and to make the transfer to the Partnership contemplated by the Option Agreement; and

WHEREAS, the Partnership and the other parties hereto desire to enter into this Agreement regarding certain matters with respect to the property identified on [Exhibit A] [Exhibit B] to the Option Agreement that is being transferred, indirectly, to the Partnership pursuant to the exercise of the Option pursuant to the Option Agreement (the “Protected Property”) and other matters.

NOW THEREFORE, in consideration of the foregoing and the mutual benefits to be derived from the covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

1.                                       Definitions.

1.1                                 “Adjustment Amount” means, for each Contributor, the amount that shall equal the sum of (a) the Current Tax Cost and (b) the Gross-up Amount.

1.2                                 “Affected Person” has the meaning set forth in Section 5.

1.3                                 “Closing Date” means                            [the date upon which the Partnership acquires title to the Protected Property pursuant to the exercise of the Option].

1.4                                 “Code” means the Internal Revenue Code of 1986, as amended.

1.5                                 “Consent” means the prior written consent to do the act or thing for which the consent is required or solicited, which consent shall be executed by a duly authorized officer or agent of the party granting such consent.

1.6                                 “Contributor” means the LLC and it also includes any individual or entity who, with the Consent of the Partnership, which consent is granted by the Partnership, in its sole and absolute discretion, acquires any of the Partnership Units issued to the LLC pursuant to the exercise of the Option from a Contributor in a transaction in which gain is not required to be recognized, in whole or in part, and in which the successor’s adjusted tax basis in such Partnership Units is determined by reference to either the Contributor’s adjusted tax basis in such Partnership Units or such successor’s adjusted tax basis in its ownership interest in the transferring Contributor.  No person or entity who acquires Partnership Units that were issued to the LLC pursuant to the exercise of the Option either (i) without the consent of the Partnership or (ii) in a transaction or as the result of an event in which the acquiring party takes a basis in such Partnership Units equal to either the consideration paid therefor or the fair market value thereof shall in any event be treated as a Contributor (or have the rights as a Contributor) under this Agreement with respect to such Partnership Units.  For purposes of this definition, the Partnership has consented to the transfer of the Partnership Units to Indirect Owners of the LLC.

1.7                                 “Current Tax Cost” means, for each Contributor or Indirect Owner, with respect to any Gain Event, the amount, which amount shall be determined pursuant to Sections 3(b) and 3(c), equal to the aggregate of the federal, state and city income taxes, net of the benefit of the deduction from federal income taxes for state and local income taxes assumed paid, that would be incurred by such Contributor or Indirect Owner as a result of the Gain Event, provided that for purposes hereof, that parties shall only take into account income or gain required to be recognized by a Contributor or Indirect Owner under Section 704(c) of the Code as a result of, and in connection with, the acquisition of the Property by the Partnership pursuant to the Option Agreement.  For purposes of this Section 1.7, (x) all income arising from the Gain Event that is required to be recognized under Section 704(c) of the Code as a result of, and in connection with, the acquisition of the Property by the Partnership pursuant to the Option Agreement and is treated as ordinary income under the applicable provisions of the Code and all payments under Section 3(a) shall be treated as subject to federal, state and city income taxes at an effective tax rate imposed on ordinary income of individuals residing in the city and state of residence of such Contributor (or Indirect Owner thereof), determined using the maximum federal rate of tax on ordinary income and the maximum state and city rates of tax on ordinary income then in effect in such city and state, (y) all other income arising from the Gain Event that is required to be recognized under Section 704(c) of the Code as a result of, and in connection with, the acquisition of the Property by the Partnership pursuant to the Option Agreement shall be subject to federal, state and city income tax at the effective tax rate imposed on long-term capital gains of individuals residing in the city and state of residence of such Contributor (or Indirect Owner thereof), determined using the maximum federal, city and state rates on long-term capital gains then in effect (including for this purpose with respect to any Code Section 1245 or Section 1250 recapture, the maximum tax rate imposed on such income), and (z) any amounts giving rise to a payment pursuant to this provision will be determined assuming the Gain Event was the only transaction or event reported on Contributor’s (or Indirect Owner’s) tax return (i.e., without giving effect to any loss carryforwards or other deductions attributable to such Contributor or Indirect Owner).

1.8                                 “Debt Protection” means either (A) an opportunity for an Affected Person to undertake one or more of the following, as selected by the Partnership, in its sole discretion: (i) a guarantee of indebtedness of the Partnership (as selected by the Partnership, in its sole discretion), (ii) an indemnification of the general partner of the Partnership with respect to recourse liabilities of the Partnership, (iii) an agreement to restore a deficit in the negative capital account of such Affected Person upon a liquidation of the Partnership or a disposition of such Affected Person’s interest in the Partnership or (iv) another arrangement with respect to indebtedness of the Partnership that, in the good faith judgment of the Partnership, can reasonably be expected to cause the Affected Person to be allocated such indebtedness for purposes of Section 752 of the Code, or (B) in the sole discretion of the Partnership, an agreement by the Partnership to maintain nonrecourse indebtedness of the Partnership (as selected by the Partnership, in its sole discretion) that would be allocated to such Affected Person under Treasury Regulations § 1.752-3.

1.9                                 “Gain Event” means the sale or disposition of all or any part of the Protected Property that would be in violation of Section 2 of this Agreement.

1.10                           “Gross-up Amount” means an amount equal to the federal, state and city income taxes payable by a Contributor (determined as set forth in Section 1.7) as the result of the receipt of an amount equal to the Current Tax Cost pursuant to Section 3(a), so that, after the payment by such Contributor (or Indirect Owner thereof) of all taxes on amounts received pursuant to Section 3(a), such Contributor (or Indirect Owner thereof) retains an amount equal to its total tax liability as a result of such Gain Event.  Schedule A sets forth an example of a calculation of the Gross-up Amount.

1.11                           “Indirect Owner” means, in the case of a Contributor that is an entity that is classified as a partnership, a disregarded entity or a subchapter S corporation for federal income tax purposes, any person owning an equity interest in such Contributor, and in the case of any Indirect Owner that itself is an entity that is classified as a partnership, a disregarded entity or a subchapter S corporation for federal income tax purposes, any person owning an equity interest in such entity.

1.12                           “Option” means the Option referred to in Section 1 of the Option Agreement.

1.13                           “Option Agreement” means the Option Agreement dated October [    ], 2005 between the LLC, [25 Massachusetts Avenue Property LLC] [660 North Capitol Street Property LLC] and the Partnership.

1.14                           “Partnership” means Republic Property Limited Partnership, a Delaware limited partnership.

1.15                           “Partnership Agreement” means the Agreement of Limited Partnership of Republic Property Partnership, dated as of [                  ], 2005, as amended, and as the same may be further amended in accordance with the terms thereof.

1.16                           “Partnership Units” means the units of partnership interest in the Partnership issued to the Contributors pursuant to the exercise of the Option.

1.17                           “Protected Property” means the property identified on [Exhibit A][Exhibit B] of the Option Agreement.

1.18                           “Subsidiary” means any subsidiary of the Partnership that owns, directly or indirectly, the Protected Property on the Closing Date, after giving effect to the transactions contemplated by the Contribution Agreement, or that thereafter during the Term is a successor to the Partnership’s direct or indirect interests in the Protected Property.

1.19                           “Term of the Agreement” means, the period commencing on the Closing Date and terminating on the earlier of (i) the tenth (10th) anniversary of the Closing Date, and (ii) the first date by which such Contributor (and any permitted transferees thereof) shall have disposed of, in one or more taxable transactions (including upon foreclosure with respect thereto), at least 90% of such Contributor’s Partnership Units received pursuant to the exercise of the Option.

2.                                       Restrictions on Sale of the Protected Property.  Without the Consent of each Contributor and each Indirect Owner who would be required to recognize gain for federal income tax purposes pursuant to Section 704(c) of the Code as a result thereof (taking into account only gain recognized pursuant to Section 704(c) as a result of, and in connection with, the acquisition of the Property by the Partnership pursuant to the Option Agreement), the Partnership shall not, directly or indirectly, sell, exchange, or otherwise dispose of all or any portion of the Protected Property (or any interest therein, including any interest in any Subsidiary) during the Term of the Agreement, except as follows:

i.                  As permitted pursuant to Section 3(a);

ii.               As a result of an event described in Section 1033 of the Code, other than a disposition resulting from the mere threat or imminence of a requisition or condemnation, provided that the Partnership has first used commercially reasonable efforts to structure such disposition as either a tax-free like-kind exchange under Section 1031 of the Code or a tax-free reinvestment under Section 1033 of the Code; or

iii.            Pursuant to a transaction in which no gain is required to be recognized with respect to the Protected Property by a Contributor or by the

Partnership (which gain would be required to be allocated to a Contributor (or Indirect Owner thereof) pursuant to Section 704(c) of the Code as a result of, and in connection with, the acquisition of the Property by the Partnership pursuant to the Option Agreement), including, without limitation, a disposition of the Protected Property in a transaction that qualifies for nonrecognition of gain pursuant to Section 1031 of the Code, provided that (x) in the event of a disposition under Section 1031 of the Code, any property that is acquired in exchange for the Protected Property shall thereafter be considered the Protected Property for the balance of the Term of the Agreement, and (y) if the Protected Property is transferred to another entity in a transaction in which gain or loss is not required to be recognized, the direct and indirect interest of the Partnership in such entity thereafter also shall be considered the Protected Property, and if the acquiring entity’s disposition of the Protected Property would cause a Contributor to be required to recognize gain pursuant to Section 704(c) of the Code as a result thereof, the transferred Protected Property shall continue to be considered the Protected Property for purposes of this Agreement.

3.                                       Exception to Limitations in Section 2; Determination of Adjustment Amount.

(a)                                  Notwithstanding any of the foregoing, Section 2 shall not apply to prohibit any transaction not otherwise permitted under Section 2 if, within 90 days after the consummation of such transaction (or if later, 90 days after the determination that a transaction otherwise would not have been permitted under Section 2 if the Partnership believed in good faith that the transaction reasonably could be expected to be permitted under Section 2 without regard to this Section 3), the Partnership pays to each affected Contributor (or Indirect Owner thereof, as applicable) an amount of cash equal to the Adjustment Amount, if any, attributable to the Gain Event resulting from such transaction.

(b)                                 If a Gain Event is contemplated by the Partnership or otherwise is determined to have occurred, the Partnership shall select, with the Consent of Portals Development Associates Limited Partnership, provided its partners are affected by the Gain Event (which Consent shall not be unreasonably withheld, conditioned or delayed), a qualified nationally recognized independent expert (the “Expert”) to determine the applicable Adjustment Amount for each such affected Contributor or Indirect Owner thereof.  The Partnership shall pay the fees and expenses of the Expert.

4.                                       Section 704(c) Value; Allocation of “Excess Nonrecourse Liabilities.”

(a)                                  The Contributor and the Partnership agree that, for purposes of determining gain required to be allocated under Section 704(c) of the Code and all related allocations with respect to depreciation, the initial “book value” of the Protected Property shall be the “Purchase Price” of the Protected Property as determined in accordance with the Option Agreement, taking into account the value of the Units received thereunder on the Closing Date.

(b)                                 With respect to the Protected Property, the Partnership shall allocate (and cause any entity in which Partnership has a direct or indirect interest to allocate) “excess non-recourse liabilities,” as defined in Treasury Reg. § 1.752-3(a)(3), attributable to the Protected Property according to the built-in gain under Section 704(c) of the Code with respect to the Protected Property as of the Closing Date, to extent of the amount of such built-in gain, reduced by the amount of any liabilities attributable to the Property that are allocated pursuant to Treasury Reg. § 1.752-3(a)(2).

5.                                       Debt Protection.

At the time the Partnership exercises the Option, if a Contributor or an Indirect Owner would have a “negative capital account” with respect to the Units received in exchange for the Property upon exercise of the Option (each an “Affected Person”), the Partnership shall negotiate in good faith with such Affected Person to provide Debt Protection for the Term (with such terms and exceptions as shall be determined by the Partnership in good faith) so as to permit such Contributor or Indirect Owner to avoid recognizing gain with respect to such “negative capital account” during the Term (except upon a disposition of part or all such Contributor’s or Indirect Owner’s direct or indirect interest in the Units issued by the Partnership on the Closing Date).  As used herein, the term “negative capital account” means, in the case of the Contributor, the amount by which the Contributor’s allocable share (under Section 752 of the Code) of the liabilities to which the Property is subject or that are assumed by the Partnership on the Closing Date exceed the Contributor’s adjusted tax basis in the Property on the Closing Date (and in the case of an Indirect Owner, such Indirect Owner’s proportionate share of such excess, determined in accordance with the applicable income tax regulations).

6.                                       No Limitations After Expiration of Term of the Agreement; Sole and Exclusive Remedy; No Representations or Warranties.

(a)                                  After the expiration of the Term of the Agreement, (i) the restrictions set forth in Section 2 with respect to the Protected Property shall be null and void and of no further force and effect, (ii) neither the Partnership nor its general partner nor any Subsidiary shall be under any restriction or limitation as to the actions it can take with respect to the Protected Property or any indebtedness of the Partnership or any Subsidiary, whether by reason of fiduciary duty or otherwise, regardless of the tax consequences that such action (or any failure to act) might have for one or more Contributors or Indirect Owners, (iii) the undertaking set forth in Section 5 shall be of no force and effect, and (iv) the Partnership and its general partner shall have no duty to consider the tax consequences to the Contributors or any Indirect Owner of any action (or failure to act) with respect to the Protected Property or any indebtedness of the Partnership or any Subsidiary.

(b)                                 The sole and exclusive remedy of the Contributors or the Indirect Owners against the Partnership and its general partner and any affiliates thereof with respect to any breach or alleged or prospective breach of the covenants set forth in Section 2 shall be to receive the payment from the Partnership provided in Section 3(a) hereof, it being intended by the parties that in no event shall any Contributor have any right to specific performance or equitable relief with respect to any obligation of the Partnership under this Agreement or any right to money damages of any nature, consequential or otherwise, for any breach under this Agreement, except for the specific payment provided for in Section 3(a) hereof.

(c)                                  Each Contributor acknowledges that neither the Partnership nor Republic Property Trust has made or hereby makes any representation or warranty to any Contributor regarding the federal income tax treatment of the Partnership (other than to the extent set forth in the Option Agreement) or the federal income tax consequences of any of the transactions contemplated by the Option Agreement, including, without limitation (i) whether or not the transfer of the Protected Property to the Partnership as contemplated under the Option Agreement will be effective to avoid the recognition of all or any portion of the gain that otherwise would be required to be recognized for federal income tax purposes upon a fully taxable disposition of the Protected Property, and (ii) the tax consequences of any attempted Debt Protection, and the Contributors shall bear the cost of all income taxes associated therewith (except to the extent expressly provided in this Agreement).

6.                                       Waiver and Amendment.  Any party hereto may waive its rights under this Agreement at any time, and no such waiver shall operate to waive any party’s rights under this Agreement with respect to any subsequent event.  Any agreement on the part of any such party to any such waiver shall be valid only if set forth in an instrument in writing signed by such party.  This Agreement may be amended only by a written instrument signed by the parties hereto.

7.                                       Invalid Provision.  The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provisions were omitted.

8.                                       Notices and Addresses.  Notices and other communications to be given under the terms of this Agreement shall be in writing and shall be either (i) delivered by hand against receipt, (ii) sent by certified or registered mail, postage prepaid, return receipt requested, or (iii) sent by a nationally recognized commercial delivery service or by “fax” machine (provided that, in either case, a confirmatory copy is thereafter sent by certified or registered mail):

If to the Partnership: Republic Property Limited Partnership
1280 Maryland Avenue, SW
Suite 280
Washington, DC 20024
Attention: Mark R. Keller
Telecopy: (202) 863-0300

with a copy to: Hogan & Hartson L.L.P.
555 Thirteenth Street, N.W.
Washington, DC 20004
Attention: Stuart Barr, Esq.
Telecopy: (202) 637-5910

If to the Contributor: [25 Massachusetts Avenue Property LLC] [660 North Capitol Street Property LLC]
[ ]
[ ]

With a copy to [ ]
[ ]
[ ]

or at such other address as is from time to time designated by the party receiving the notice.   Any such notice which is properly mailed, as described above, shall be deemed to have been served as of three (3) business days after said posting.

9.                                       Governing Laws; Binding Effect.  This Agreement is governed by the laws of Delaware and shall be construed in accordance therewith.  All parties to this

Agreement hereby consent to personal jurisdiction of the courts located in Delaware.  This Agreement shall be binding upon the heirs, personal representatives, successors and assigns of the parties hereto.

10.                                 Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and which shall together constitute one and the same instrument.

11.                                 Successors and Assigns.  This Agreement shall be binding upon any successors and assigns of the Partnership who succeed directly or indirectly to any interest in the Property, whether by a merger of the Partnership or otherwise, unless and to the extent that the Term shall have expired or such transaction shall have resulted in the recognition for federal income tax purposes of all gain that could be required to be recognized pursuant to Section 704(c) of the Code as a result of, and in connection with, the acquisition of the Property by the Partnership pursuant to the Option Agreement, and the Partnership shall have made all payments required to be made under Section 3 hereof.

IN WITNESS WHEREOF, each of the undersigned has executed, or caused this Agreement to be duly executed on its behalf, as of the date first written above.

REPUBLIC PROPERTY LIMITED PARTNERSHIP

By:	Republic Property Trust, its sole general partner

By:
	Name:	Mark R. Keller
	Title:	Chief Executive Officer

[25 Massachusetts Avenue Property LLC]
[660 North Capitol Street Property LLC]

By:
	Name:	Steven A. Grigg
	Title:	President

Schedule A to Form of Tax Protection Agreement

[Example of Gross-up Calculation for Tax Indemnity]

Total Gain Recognized	7,000,000
Unrecaptured Section 1250 Gain	3,000,000
Federal Tax Rate – Ordinary Income	35%
Federal Tax Rate – Unrecaptured Section 1250 Gain	25%
Federal Tax Rate – Regular Capital Gain	15%
Hypothetical Applicable State and Local Tax Rate	6%

State and Local Tax Due from Sale of Property ($7,000,000 * 6%)	420,000
Federal Tax Benefit from State and Local Tax Deduction ($420,000 * 35%)	(147,000)

Federal Tax Due from Sale of Property ($3,000,000 * 25% plus $4,000,000*15%)	1,350,000
Less: Federal Tax Benefit from State and Local Tax Deduction	(147,000)

Federal Tax Due	1,203,000
State and Local Tax Due	420,000
Total Tax Due	1,623,000

Gross–Up Calculation

Total Tax Due by Contributors (net of any applicable deductions)	1,623,000
Div by (1 – Federal, State and Local effective tax rate (1))	61.1%

Result	2,656,301

Payment for Federal, State and Local Tax Due	1,623,00
Gross–Up Payment	1,033,301

Total Payment	2,656,301

This Schedule A is intended to provide an example of the gross up calculation used to determine the Gross-up Amount only and does not reflect the actual tax due from the sale of the Protected Property.

(1)                                  The foregoing assumes solely for purposes of the illustration that any tax payments pursuant to Section 4 would be taxed as ordinary income.  The Expert shall be responsible for determining the tax rate applicable to such payments.